EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 5th day of August, 2009 by and among Hatteras 1099 Advantage Fund, a Delaware statutory trust (the “Fund”), Hatteras Capital Investment Management LLC, a Delaware limited liability company (“Hatteras”), and Ramius Fund of Funds Group, LLC, a Delaware limited liability company (“Ramius”):

W I T N E S S E T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end, management investment company; and

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.           Hatteras and Ramius jointly agree to waive the Investment Management Fee and other fees, and to pay or absorb expenses of the Fund so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund and Hatteras 1099 Advantage Institutional Fund (the “Master Fund”) and any Acquired Fund Fees and Expenses of the Fund and the Master Fund but including the Fund Servicing Fee and indirect fees and expenses of the Master Fund) will not exceed 3.35% of net assets of the Fund on an annualized basis (the “Expense Limitation”).  For purposes of this Agreement, the Total Annual Expenses of the Fund incorporates the Total Annual Expenses of the Master Fund and is not in addition to them.

2.           Hatteras and Ramius agree that, as between them, each of Hatteras and Ramius shall bear an equal amount of any waivers and reimbursements necessary to maintain the Expense Limitation pursuant to this Agreement.

3.           This Agreement will have an initial term ending three years from the date of commencement of the Fund’s operations, and will automatically renew for consecutive one-year terms thereafter.  Any party may terminate this Agreement upon sixty (60) days’ written notice to the other party.

4.           The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a waiver or reimbursement is made by Hatteras and/ or Ramius, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by Hatteras and/or Ramius, and to repay Hatteras and/or Ramius, as applicable, such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation.  Such repayment will be made as promptly as possible.  If this Agreement is terminated by the Fund, the Fund agrees to repay to Hatteras and/or Ramius, as applicable, any amounts payable pursuant to this paragraph that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras and/or Ramius not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.  If this Agreement is terminated by Hatteras or Ramius, the Fund agrees to repay to Hatteras and/or Ramius, as applicable, any amounts payable pursuant to this paragraph that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to Hatteras and/or Ramius not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

5.           This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

6.           Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s prospectus as currently in effect.

7.           This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

HATTERAS 1099 ADVANTAGE FUND

/s/ David B. Perkins
By: David B. Perkins
Title: President

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

/s/ David B. Perkins
By: David B. Perkins
Title: Managing Member

RAMIUS FUND OF FUNDS GROUP, LLC

/s/ Roger E. Anscher
By: Roger E. Anscher
Title: Chief Operating Officer and General Counsel